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                                                                   Exhibit 5.1



                                                                April 11, 2002



JetBlue Airways Corporation
80-02 Kew Gardens Road
New York, New York 11415


       Re: JetBlue Airways Corporation Registration Statement on Form S-1 Registration No. 333-


Ladies and Gentlemen:

We have examined the Registration Statement on Form S-1 filed by JetBlue Airways Corporation, (the "Company") with the Securities and Exchange Commission on April 12, 2002, as thereafter amended or supplemented (the "Registration Statement"), relating to, among other things, the registration of an additional 421,667 shares of the Company's Common Stock (the "Shares"). 6,325,000 shares of the same class were registered pursuant to the Company's Registration Statement on Form S-1, as amended (File No. 333-82576), which was declared effective on April 11, 2002 (the "Initial Registration
Statement"). The Additional Shares and the shares registered pursuant to the Initial Registration Statement will be issued and sold pursuant to an Underwriting Agreement (the "Underwriting Agreement") to be entered into among the Company and Morgan Stanley & Co. Incorporated, Merrill Lynch,
Pierce, Fenner &. Smith Incorporated, Raymond James & Associates, Inc. and
UBS Warburg LLC, as agents of the various underwriters named therein (collectively, the "Underwriters"). The Shares will be offered for sale to the public by such Underwriters. As your counsel in connection with the transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Initial Registration Statement, the Certificate of Incorporation of the Company, and such other documents as we have deemed relevant to expressing the opinions contained herein. As your counsel in connection with this transaction, we have also examined the proceedings taken and are familiar with the proceeding proposed to be taken by you in connection with the sale and issuance of the Shares. In such examination, we have assumed the genuineness of all signatures, the authenticity of all document presented to us as copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, it is our opinion that, upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm wherever appearing in the Registration Statement and the related prospectus (as amended and supplemental through the date of issuance) which is part of the Initial Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.


                                                Very truly yours,


                                                BROBECK, PHLEGER & HARRISON LLP